WEINGARTEN REALTY INVESTORS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 1, 2009

To Our Shareholders:

You are invited to attend our annual meeting of shareholders that will be held at our corporate office located at 2600 Citadel Plaza Drive, Houston, Texas 77008, on Friday, May 1, 2009, at 9:00 a.m., Houston time.  The purpose of the meeting is to vote on the following proposals:

Proposal 1:	To elect nine trust managers to serve until their successors are elected and qualified.

Proposal 2:	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

We are pleased this year to take advantage of the Securities and Exchange Commission (“SEC”) rule allowing companies to furnish proxy materials to their shareholders over the Internet.  We believe that this e-proxy process expedites shareholders' receipt of proxy materials, while lowering the costs and reducing the environmental impact of our annual meeting.

Your vote is important.  You may vote your shares using the Internet or the telephone by following the instructions on page 1 of the proxy statement.  Of course, you may also vote by returning a proxy if you received a paper copy of this proxy statement. If you attend the annual meeting, you may change your vote or revoke your proxy by voting your shares in person.  If you cannot attend the meeting, you can still listen to the meeting, which will be webcast and available under the Investor Relations section on our website at www.weingarten.com.

Please contact our Investor Relations department at (800) 298-9974 or (713) 866-6000 if you have any questions.

By Order of the Board of Trust Managers,

M. Candace DuFour
Senior Vice President and Secretary
March 20, 2009
Houston, Texas

Important Notice Regarding Availability of Proxy Materials for our
Annual Meeting of Shareholders to be held on May 1, 2009

The proxy statement and annual report to shareholders are available at www.proxyvote.com and under the Investor Relations section of our website at www.weingarten.com under "SEC Filings."

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TABLE OF CONTENTS, continued

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Friday, May 1, 2009

Weingarten Realty Investors
2600 Citadel Plaza Drive
Houston, Texas 77008

The Board of Trust Managers is soliciting proxies to be used at the 2009 annual meeting of shareholders to be held at our corporate office located at 2600 Citadel Plaza Drive, Houston, Texas 77008, on Friday, May 1, 2009, at 9:00 a.m., Houston time.  This proxy statement and form of proxy are first being sent on or about March 20, 2009.

Who May Vote

Only shareholders of record at the close of business on March 4, 2009 are entitled to notice of, and to vote at, the annual meeting.  As of March 4, 2009, we had 87,405,377 common shares of beneficial interest issued and outstanding.  Each common shareholder of record on the record date is entitled to one vote per share on each matter properly brought before the annual meeting for each common share held.

In accordance with our amended and restated bylaws, a list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the annual meeting, between the hours of 9:00 a.m. and 4:00 p.m. local time, at our principal executive offices listed above.

How You May Vote

You may vote over the Internet, by telephone or by using a traditional proxy card.

•	To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card or notice.

•	To vote by telephone, please call (800) 690-6903 and follow the instructions. You will need the 12 digit number included on your proxy card or notice.

•	If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

(1)	by internet: www.proxyvote.com

(2)	by telephone: (800) 579-1639

(3)	by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line)

The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Time, on April 30, 2009.  If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.  "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct.  If you sign and return your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for trust manager as set forth under "Election of Trust Managers" and FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

You may revoke your proxy and change your vote at any time before the annual meeting by submitting a written notice to our Secretary, by submitting a later dated and properly executed proxy (including by means of a telephone or Internet vote) or by voting in person at the annual meeting.

Under New York Stock Exchange (NYSE) rules, the proposals to elect trust managers and to ratify the appointment of our independent registered public accounting firm are considered "discretionary" items.  This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting.

Quorum

The presence, in person or represented by proxy, of the holders of a majority (87,405,377 shares) of the common shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.  However, if a quorum is not present at the annual meeting, the shareholders present in person or represented by proxy have the power to adjourn the annual meeting until a quorum is present or represented.  Pursuant to our amended and restated bylaws, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum at the annual meeting.  A broker “non-vote” occurs when a nominee holding common shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

The affirmative vote of the holders of a majority (43,702,689 shares) of the common shares present in person or represented by proxy is required to re-elect trust managers.  Any trust manager who is currently on the board shall remain on the board, regardless of the number of votes he receives, unless he is replaced by a nominee who receives the requisite vote to become a new trust manager.  All of the nominees currently serve as a trust manager.  Abstentions and broker non-votes are not counted for purposes of the election of trust managers.

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority (43,702,689 shares) of the common shares represented in person or by proxy at the annual meeting and entitled to vote thereon in order to be approved.

Cost of Proxy Solicitation

The cost of soliciting proxies will be borne by us.  Proxies may be solicited on our behalf by our trust managers, officers, employees or soliciting service in person, by telephone, facsimile or by other electronic means.  In accordance with SEC regulations and the rules of the NYSE, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in mailing proxies and proxy materials and soliciting proxies from the beneficial owners of our common shares.

GOVERANCE OF OUR COMPANY

Independence of Trust Managers

Our Board of Trust Managers has determined that each of the following trust managers standing for re-election has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our trust manager independence standards, which reflect exactly NYSE Director Independence Standards, as currently in effect:  Messrs. Crownover, Cruikshank, Lasher, Schnitzer, Shaper and Shapiro.  The Board of Trust Managers has determined that Messrs. S. Alexander and A. Alexander are not independent trust managers within the meaning of the NYSE Director Independence Standards.  Mr. Dow is considered independent under the NYSE Director Independence Standards, however due to the amount of legal work that Mr. Dow personally performs for his firm on our account, the Board of Trust Managers has elected to not consider him an independent director.  Furthermore, the board has determined that each of the members of each of the governance, audit and management development and compensation committees has no material relationship with us (either directly as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning established by the NYSE.

Audit Committee Financial Expert. The Board of Trust Managers has determined that Messrs. Cruikshank and Shaper meet the definition of audit committee financial expert promulgated by the SEC and are independent, as defined in the NYSE Listing Standards.

Committee Charters and other Governance Materials.  Our board has adopted (1) a governance committee charter, a management development and compensation committee charter and an audit committee charter; (2) standards of independence for our trust managers; (3) a code of conduct and ethics for all trust managers, officers and employees; and (4) corporate governance guidelines.  Our governance committee charter, management development and compensation committee charter, audit committee charter, corporate governance guidelines and code of conduct and ethics are available on our web site at www.weingarten.com.  These materials are also available in print to any shareholder who requests them by submitting a request to Kristin Gandy, Director of Investor Relations, 2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008.

Communications with the Board.  Individuals may communicate with the board by sending a letter to:

M. Candace DuFour
Senior Vice President and Secretary
2600 Citadel Plaza Drive, Suite 125
Houston, Texas  77008

All trust managers have access to this correspondence.  Communications that are intended specifically for non-management trust managers should be sent to the street address noted above, to the attention of the chairman of the Governance Committee.  In accordance with instructions from the board, the secretary to the board reviews all correspondence, organizes the communications for review by the board, and posts communications to the full board or individual trust managers as appropriate.

Executive Sessions.  Generally, executive sessions of non-employee trust managers are held at the end of each board meeting.  In accordance with our corporate governance guidelines, our independent trust managers will meet at least once per year in executive session.  The chairman of the governance committee, currently Marc J. Shapiro, serves as chairman during any executive session.  During 2008, our non-employee trust managers met four times in executive session.

Board Meetings and Committees

During 2008, the Board of Trust Managers held six meetings.  No trust manager attended less than 100% of the total number of board and committee meetings on which the trust manager served that were held while the trust manager was a member of the board or committee, as applicable.  All of our trust managers are strongly encouraged to attend our annual meeting of shareholders. All of our trust managers attended our 2008 annual meeting of shareholders.  The board’s current standing committees are as follows:

Name	Governance Committee	Audit Committee	Management Development & Compensation Committee	Executive Committee	Pricing Committee
Employee Trust Managers:
Andrew M. Alexander				X (1)	X (1)
Stanford Alexander				X	X
Non-Employee Trust Managers:
James W. Crownover	X	X (1)
Robert J. Cruikshank		X	X (1)	X	X
Melvin A. Dow				X
Stephen A. Lasher		X	X	X	X
Douglas Schnitzer	X
C. Park Shaper		X
Marc J. Shapiro	X (1)		X		X
___________
(1)	Chairman

Governance Committee

The governance committee which operates pursuant to a written charter, has the responsibility to (1) oversee the nomination of individuals to the board, including the identification of individuals qualified to become board members and the recommendation of such nominees; (2) develop and recommend to the board a set of governance principles; and (3) oversee matters of governance to insure that the board is appropriately constituted and operated to meet its fiduciary obligations, including advising the board on matters of board organization, membership and function and committee structure and membership.  The committee also recommends trust manager compensation and benefits.  The governance committee will consider nominees made by shareholders.  Shareholders should send nominations to our Senior Vice President and Secretary, M. Candace DuFour.  Any shareholder nominations proposed for consideration by the governance committee should include the nominee’s name and qualifications for board membership.  The governance committee recommends to the board the slate of individuals to be presented for election as trust managers. The governance committee shall establish criteria for the selection of potential trust managers, taking into account the following desired attributes: ethics, leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints.  The same criterion is applied to candidates recommended by any source. See “Governance of Our Company –Procedures for Nominating Trust Managers” on page 5 and “Shareholder Proposals” on page 33.  The governance committee met three times in 2008.

Audit Committee

The audit committee which acts pursuant to a written charter, assists the board in fulfilling its responsibilities for general oversight of (1) our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements; (2) our compliance with ethical policies contained in our code of conduct and ethics; (3) legal and regulatory requirements; (4) the independence, qualification and performance of our independent registered public accounting firm; (5) the performance of our internal audit function; and (6) risk assessment and risk management.  The committee has the responsibility for selecting our independent registered public accounting firm and pre-approving audit and non-audit services.  Among other things, the audit committee prepares the audit committee report for inclusion in the annual proxy statement; reviews the audit committee charter and the audit committee’s performance; and reviews our disclosure controls and procedures, information security policies and corporate policies with respect to financial information and earnings guidance.  The audit committee also oversees investigations into complaints concerning financial matters.  The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties.  The audit committee met four times in 2008.

Management Development and Compensation Committee

The management development and compensation committee (1) discharges the board’s responsibilities to establish the compensation of our executives; (2) produces an annual report on executive compensation for inclusion in our annual proxy statement; (3) provides general oversight for our compensation structure, including our equity compensation plans and benefits programs; and (4) retains and approves the terms of the retention of any compensation consultant or other compensation experts.  Other specific duties and responsibilities of the committee include reviewing the leadership development process; reviewing and approving objectives relative to executive officer compensation; approving employment agreements for executive officers; approving and amending our incentive compensation and share option programs (subject to shareholder approval if required); and annually evaluating its performance and its written charter.  The committee held three meetings during 2008.

Executive Committee

The executive committee has the authority to enter into transactions to acquire and dispose of real property, execute certain contracts and agreements, including, but not limited to, borrowing money and entering into financial derivative contracts, leases (as landlord or tenant) and construction contracts valued from $50 million up to $100 million. The committee was established by the board to approve these significant transactions.  We have a detailed process that is followed for all of these transactions and the execution of unanimous consents for such transactions is the final documentation of such process.  The executive committee did not meet in person during 2008, but conducted business by the execution of three unanimous written consents during that year.

Pricing Committee

The pricing committee is authorized to exercise all the powers of the Board of Trust Managers in connection with the offering, issuance and sale of our securities.  The pricing committee did not meet in person during 2008, but conducted business by having two telephonic meetings during the year.

Procedures for Nominating Trust Managers

The governance committee will consider trust manager candidates nominated by shareholders. Shareholder nominee recommendations, including the nominee’s name and an explanation of the nominee’s qualifications must be submitted in writing to M. Candace DuFour, Senior Vice President and Secretary, at P.O. Box 924133, Houston, Texas 77292-4133.  To propose recommendations for the 2010 annual meeting, see instructions under “Shareholder Proposals” on 33. We did not receive any formal proposals for nominating trust managers from our shareholders during 2008.

PROPOSAL ONE
ELECTION OF TRUST MANAGERS

Pursuant to the Texas Real Estate Investment Trust Act, our amended and restated declaration of trust, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the Board of Trust Managers.  At the annual meeting, nine trust managers will be elected by the shareholders, each to serve until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement. Regardless of the number of votes each nominee receives, pursuant to the Texas Real Estate Investment Trust Act, each trust manager will continue to serve unless another nominee receives the affirmative vote of the holders of 66 2/3% of our outstanding common shares.

The persons named as proxies will vote your shares as you specify.  If you fail to specify how you want your shares voted, the shares will be voted in favor of the nominees listed below.  The Board of Trust Managers has proposed the following nominees for election as trust managers at the annual meeting.  Each of the nominees was nominated by the governance committee and each nominee is currently a member of the Board of Trust Managers. The governance committee did not receive any nominations for trust manager from any person.

All nominees have consented to serve as trust managers.  The board has no reason to believe any of the nominees will be unable to act as trust manager.  However, if a trust manager is unable to stand for re-election, the board may either reduce the size of the board or the nominating committee may designate a substitute.  If a substitute nominee is named, the proxies will vote for the election of the substitute.

Nominees

Stanford Alexander, Chairman of the Board of Trust Managers since 2001.  Chief Executive Officer from 1993 to December 2000.  President and Chief Executive Officer from 1962 to 1993.  Trust manager since 1956 and our employee since 1955.  Age: 80

Andrew M. Alexander, trust manager since 1983.  Chief Executive Officer since 2001.  President since 1997.  Executive Vice President/Asset Manager from 1993 to 1996 and President of Weingarten Realty Management Company since 1993. Senior Vice President/Asset Manager of Weingarten Realty Management Company from 1991 to 1993, and Vice President from 1990 to 1991 and, prior to our reorganization in 1984, Vice President from 1988 to 1990.  Mr. Alexander has been our employee since 1978.  He is a director of Academy Sports & Outdoors, Inc.  Age: 52

James W. Crownover, trust manager since 2001.  Since 1998, Mr. Crownover has managed his personal investments.  Mr. Crownover completed a 30-year career with McKinsey & Company, Inc. in 1998 where he was managing director of its southwest practice and a member of the firm’s board of directors.  He currently serves as a director on the boards of Chemtura Corporation (compensation committee member), FTI Consulting, Inc. (audit committee member), and Republic Services, Inc. He also serves as Chairman of the Board of Trustees of Rice University.  Age: 65

Robert J. Cruikshank, trust manager since 1997.  Since 1993, Mr. Cruikshank has managed his personal investments. Senior partner of Deloitte & Touche LLP from 1989 to 1993.   He currently serves on the board of   MAXXAM, Inc. (audit  committee member, compensation committee member). Age: 78

Melvin A. Dow, trust manager since 1984.  Shareholder, Winstead P.C. (Formally Winstead, Sechrest & Minick P. C.) since August 2001.  Chairman/Chief Executive Officer of Dow, Cogburn & Friedman, P.C. (which merged with Winstead, Sechrest & Minick P.C. in 2001) from 1995 to 2001.  Age: 81

Stephen A. Lasher, trust manager since 1980.  President of The GulfStar Group, Inc. since January 1991. He currently serves as a director of Conservatek Industries (compensation committee).  Age: 61

Douglas W. Schnitzer, trust manager since 1984.  Chairman/Chief Executive Officer of Senterra Real Estate Group, L.L.C. since 1994.  Age: 52

C. Park Shaper, trust manager since 2007.  President of Knight, Inc. (formerly Kinder Morgan, Inc.), Kinder Morgan Energy Partners, L.P., and Kinder Morgan Management, LLC, since 2005.  Served as Executive Vice President and Chief Financial Officer from 2004 to 2005.  Currently serves as a director on the boards of Kinder Morgan Energy Partners, L.P. and Kinder Morgan Management, LLC, since 2003.  Age: 40

Marc J. Shapiro, trust manager since 1985.  Since 2003, Mr. Shapiro has served as a consultant to J. P. Morgan Chase & Co. as a non-executive Chairman of its Texas operations.  Former Vice Chairman of J. P. Morgan Chase & Co. from 1997 through 2003.  He served as Chairman and Chief Executive Officer of Chase Bank of Texas from January 1989 to 1997.  He currently serves as a director on the boards of Kimberly-Clark Corporation (Lead Director; which includes chairman of executive committee), Burlington Northern Santa Fe Corporation (audit committee member) and The Mexico Fund (audit committee member) .  Age: 61

Andrew M. Alexander is the son of Stanford Alexander.  Douglas W. Schnitzer is the first cousin of Stephen A. Lasher.

The Board of Trust Managers unanimously recommends that you vote FOR the election of trust managers as set forth in Proposal One.

EXECUTIVE OFFICERS

No trust manager or executive officer was selected as a result of any arrangement or understanding between the trust manager or executive officer and any other person.  All executive officers are elected annually by, and serve at the discretion of, the Board of Trust Managers.

Our executive officers are as follows:

Name	Age	Position	Recent Business Experience

Andrew M. Alexander	52	President and Chief Executive Officer	See “Election of Trust Managers”

Stanford Alexander	80	Chairman of the Board	See “Election of Trust Managers”

Martin Debrovner	72	Vice Chairman	1997 to June 2008 - Vice Chairman (Retired); 1993 to 1997 - President and Chief Operating Officer

Johnny Hendrix	51	Executive Vice President/ Asset Management	Appointed Executive Vice President, February 2005; 2001 to 2004 - Senior Vice President/Director of Leasing; 1998 to 2000 - Vice President/Associate Director of Leasing

Stephen C. Richter	54	Executive Vice President and Chief Financial Officer	Appointed Executive Vice President and Chief Financial Officer, February 2005; 2000 to 2005 - Senior Vice President and Chief Financial Officer; 1997 to 2000 - Senior Vice President and Treasurer

In June 2008, our Vice Chairman, Mr. Debrovner retired from the company.  In accordance with SEC rules and regulations, we have reported Mr. Debrovner’s compensation and benefit information for the year ended December 31, 2008.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 4, 2009 by (1) each person known by us to own beneficially more than 5% of our outstanding common shares, (2) each current trust manager, (3) each named executive officer, and (4) all current trust managers and named executive officers as a group.  As of February 4, 2009, there were 87,132,356 common shares of beneficial ownership outstanding. The number of shares beneficially owned by each entity, person, trust manager or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has a right to acquire as of April 5, 2009 (60 days after February 4, 2009) through the exercise of any share option or other right.  Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table.  Unless otherwise noted in a footnote, the address of each person listed below is c/o Weingarten Realty Investors, 2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008.

Certain of the shares listed below are deemed to be owned beneficially by more than one shareholder under SEC rules.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Trust Managers and Named Executive Officers:
Andrew M. Alexander	1,975,306	(1)	2.3%
Stanford Alexander	5,981,538	(2)	6.9%
James W. Crownover	18,077		*
Robert J. Cruikshank	13,277		*
Martin Debrovner	584,469	(3)	*
Melvin A. Dow	1,174,649	(4)	1.4%
Johnny Hendrix	136,164	(5)	*
Stephen A. Lasher	556,652	(6)	*
Stephen C. Richter	250,310	(7)	*
Douglas W. Schnitzer	1,427,832	(8)	1.6%
C. Park Shaper	2,232		*
Marc J. Shapiro	76,592		*
All trust managers and executive officers as a group (12 persons)	12,197,098	(9)	12.7%
Five Percent Shareholders:
Barclays Global Investors (10)	6,150,811		7.1%
The Vanguard Group, Inc. 23-1945930 (11)	5,503,203		6.3%
___________
*Beneficial ownership of less than 1% of the class is omitted.

(1)
Includes 697,518 shares over which Messrs. S. Alexander and Dow have shared voting and investment power, and 459,371 shares that Mr. A. Alexander may purchase upon the exercise of share options that will be exercisable on or before April 5, 2009. Also includes 56,250 shares held by a charitable foundation, over which shares Mr. A. Alexander and his wife Julie have voting and investment power and 8,292 shares held in trust for the benefit of Mr. A. Alexander’s children. Of the total number of shares owned, 3,025 are pledged as security for Mr. A. Alexander.

(2)
Includes 1,103,074 shares held by various trusts for the benefit of Mr. S. Alexander’s children and 697,518 shares for which voting and investment power are shared with Messrs. A. Alexander and Dow. Also includes 232,391 shares that may be purchased by Mr. S. Alexander upon exercise of share options that are currently exercisable or that will become exercisable on or before April 5, 2009.  Includes 1,070,200 shares held by a charitable foundation, over which shares Mr. S. Alexander and his wife Joan have voting and investment power.

(3)
Includes 211,037 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 5, 2009.  Of the total number of shares owned, 19,000 shares are pledged as security for Mr. Debrovner.

(4)	Includes 697,518 shares over which Messrs. Dow, S. Alexander and A. Alexander have shared voting and investment power.
(5)	Includes 67,686 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 5, 2009.
(6)	Includes 112,500 shares held by trusts for the benefit of Mr. Lasher’s children, over which Mr. Lasher exercises sole voting and investment power.
(7)
Includes 7,818 shares held in trust for the benefit of Mr. Richter’s children, for which he has shared voting and investment power with his wife Evelyn, and 126,667 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 5, 2009.  Of the total number of shares owned, 9,100 shares are pledged as security for Mr. Richter.

(8)
Mr. Schnitzer owns 9,702 shares individually.  With respect to the remaining shares beneficially owned, Mr. Schnitzer shares voting and investment power with Joan Weingarten Schnitzer under trusts for Joan Weingarten Schnitzer.

(9)	Includes 1,097,152 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 5, 2009.
(10)
According to a Schedule 13G filed with the SEC on February 5, 2009, Barclays Global Investors, NA. (“BGI”), Barclays Global Fund Advisors (“BGI Fund”), Barclays Global Investors, LTD (“BGI LTD”), Barclays Global Investors Japan Limited (“BGI Japan”), Barclays Global Investors Canada Limited (“BGI Canada”), Barclays Global Investors Australia Limited (“BGI Australia”), and Barclays Global Investors (Deutschland) AG (“BGI Germany”) reported beneficial ownership of the shares reported in the table. BGI reported sole voting power with respect to 2,430,012 shares and sole dispositive power with respect to 2,762,562 shares; BGI Fund reported sole voting power with respect to 2,684,437 shares and sole dispositive power with respect to 3,121,970 shares; BGI LTD reported sole voting power with respect to 182,396 shares and sole dispositive power with respect to 235,251 shares; BGI Japan reported sole voting and dispositive power with respect to 28,673 shares; BGI Canada reported sole voting and dispositive power with respect to 2,355 shares;  BGI Australia and BGI Germany each reported no beneficial ownership of shares. The address for BGI and BGI Fund is 400 Howard Street , San Francisco, CA 94105; the address for BGI LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH, England; the address for BGI Japan is Ebisu Prime Square Tower, 8th Floor, 1−1−39 Hiroo Shibuya−Ku, Tokyo, 150−0012, Japan; the address for BGI Canada is Brookfield Place 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Ontario M5J 2S1, Canada; the address for BGI Australia is Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, Australia NSW 1220; and the address for BGI Germany is Apianstrasse 6, D-85774, Unterfohring, Germany.

(11)
Pursuant to information contained in a Schedule 13G/A filed by or on behalf of the beneficial owners with the SEC on February 13, 2009.  The Vanguard Group, Inc. reported sole voting power with respect to 39,020 shares and sole dispositive power with respect to 5,503,203 shares. The reported address of The Vanguard Group, Inc. 23-1945930, is 100 Vanguard Blvd. Malvern, PA 19355.

We are pleased to report that management, employees, trust managers and their extended families own, in the aggregate, approximately 15.3% of our outstanding common shares as of February 4, 2009, including any share options that will be exercisable on or before April 5, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our trust managers and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC and the NYSE.  Executive officers, trust managers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

Based solely upon a review of the reports furnished to us with respect to fiscal 2008, we believe that all SEC filing requirements applicable to our trust managers, executive officers and 10% beneficial owners were satisfied, except Messrs. Dow and A. Alexander, each of whom had one late filing.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, three of our independent trust managers served on the management development and compensation committee.  The committee members for 2008 were Messrs. Cruikshank, Lasher and Shapiro.  No member of the management development and compensation committee has any interlocking relationship with any other company that requires disclosure under this heading.

Certain Transactions

Mr. Dow is a shareholder of Winstead P.C. (formerly Winstead, Secrest & Minick P.C.), a law firm that had a relationship with Weingarten during the 2008 fiscal year.  Winstead P.C. performs a significant amount of work for us. Payments made by us to Winstead P.C. for work performed constituted less than 2% of the firm’s total revenue for 2008.

We review all relationships and transactions in which we and our significant shareholders, trust managers and executive officers or their respective immediate family members are participants to determine whether such persons have a direct or indirect material interest in a transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed.  We also disclose transactions or categories of transactions we consider in determining that a trust manager is independent.  In addition, our audit committee and/or governance committee reviews and, if appropriate, approves or ratifies any related party transaction that is required to be disclosed.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The management development and compensation committee (for purposes of this analysis, the “Committee”) of the board has the responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy.  The Committee ensures that the total compensation paid to our executive leadership team is fair, reasonable and competitive.  Generally, the types of compensation and benefits provided to members of the executive leadership team, including the named executive officers, are similar to those provided to other executive officers at other Real Estate Investment Trusts (“REITs”).  Throughout this proxy statement, the individuals who served as President and Chief Executive Officer, Chairman, Executive Vice President and Chief Financial Officer and Executive Vice President/Asset Management during fiscal 2008, are referred to as the “named executive officers.” When we use the term “our top two executive officers,” we mean our President and Chief Executive Officer and our Chairman.  On January 30, 2009, we met to determine awards based on 2008 performance.  As a result, the Summary Compensation Table on page 21 does not reflect equity incentive awards.  They are, however, reflected in this discussion.

Compensation Objectives and Philosophy

The Committee believes that the most effective executive compensation program is one that is designed to both reward the achievement of specific annual, long-term and strategic goals, and to align executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.  To that end, the Committee believes executive compensation packages provided by us to our executives, including the named executive officers, should include both cash and share-based compensation that reward performance as measured against established goals which are tied to the objectives of our business plan.  Accordingly, the Committee has designed our compensation program to achieve the following four objectives:

•
Performance Based Pay.  Create a compensation environment that rewards achievement of financial and non-financial goals and rewards our executives for our company's performance as compared to that of our peer group.

•	Retention. Attract and retain executives whose abilities help promote our long-term success and market competitiveness.
•	Emphasis on Long-Time Success. Reward our executives for management skills that enhance long-term strategic success and increase shareholder value.
•	Shareholder Alignment. Align the long-term financial interests of our executives with the financial interests of our shareholders.

Compensation Decision Process

The Committee makes all compensation decisions for our top two executive officers based on the Committee's determination as to how that compensation will aid in achieving the objectives of our compensation policies.  Our President and Chief Executive Officer annually reviews the performance of our Executive Vice President and Chief Financial Officer and our Executive Vice President/Asset Management.  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments, annual bonus and equity award amounts, are presented to the Committee.  The Committee may exercise its discretion in modifying any recommended adjustment or award, and the Committee makes all final compensation decisions for our named executive officers.  Mr. A. Alexander also reviews the performance of our Chairman with the Committee.  The Committee establishes, in conjunction with Mr. A. Alexander, salary adjustments, annual bonus and equity award amounts for our Chairman. The Committee reviews the performance of our President and Chief Executive Officer.

In 2008, the Committee retained FPL Associates (“FPL”), an outside executive compensation consulting firm, to assist it in considering compensation for its top two executive officers.  The Company has not engaged FPL to perform any other consulting services.  On December 10, 2008, FPL provided the Committee with a report containing relevant market data to consider when making compensation decisions for our top two executive officers.  The report did not contain any recommendations on suggested compensation for our top two executive officers.  The Committee used the report to provide a competitive compensation benchmarking analysis.

Peer Groups for Executive Compensation Purposes

To help our Committee determine that our compensation programs are both competitive and reasonable, we compare our compensation programs to the compensation programs of our retail REIT peer group and our size-based REIT peer group.  FPL Associates and the company together agreed upon the composition of the peer group companies.  The retail REIT peer group consists of companies in our industry with which we compete, and the sized-based REIT peer group represents companies of similar size to us.  As of December 10, 2008, the date of FPL’s report to the Committee, the following REITs comprised our retail REIT peer group.  The information provided from the various REITs was based on 2007 compensation data.

CBL & Associates Properties, Inc.	Macerich Company
Developers Diversified Realty Corporation	Pennsylvania Real Estate Investment Trust
Equity One, Inc.	Ramco-Gershenson Properties Trust
Federal Realty Investment Trust	Regency Centers Corporation
Glimcher Realty Trust	Taubman Centers, Inc.
Kimco Realty Corporation

The retail REIT peer group had total capitalization ranging from approximately $733.2 million to $8.3 billion, with a median of $4.4 billion. Our total capitalization at that time was $4.8 billion.

As of December 10, 2008, the following REITs comprised our size-based REIT peer group:

Brandywine Realty Trust	First Industrial Realty Trust, Inc
BRE Properties, Inc.	HCP, Inc.
Camden Property Trust	Liberty Property Trust
CBL & Associates Properties, Inc.	Mack-Cali Realty Corporation
Colonial Properties Trust	Regency Centers Corporation
Duke Realty Corporation	Taubman Centers, Inc.
Essex Property Trust, Inc.	UDR, Inc.
Federal Realty Investment Trust	Ventas, Inc.

The size-based REIT peer group had total capitalization ranging from $2.2 billion to $10.8 billion, with a median of $4.5 billion.  Our total capitalization at that time was $4.8 billion.

The two most prevalent performance metrics applied to public real estate companies are total shareholder return (“TSR”) and growth in funds from operations (“FFO”) per share.  We compared our TSR and FFO per share growth to those of the REITs in both of the peer groups.  The median TSR for our retail REIT peer group and size-based REIT peer group (from January 1, 2008 to December 1, 2008) was -79.53% and -53.99%, respectively.  Our TSR for the same period was -62.93%.  The median FFO per share growth for our retail peer group and size-based REIT peer group was -3.13% and -0.11% (estimates for the full year 2008), respectively.  Our FFO per share growth was -1.31%.

Elements of our Executive Compensation Program

For 2008, the Committee implemented an executive compensation program to effect its objectives as designated above.  The following table provides additional information regarding how the program is designed to achieve those objectives:

Element	Objectives Achieved	Purpose	Competitive Position
Base Salary	• Performance Based Pay • Retention	Provide annual cash income based on: • Level of responsibility, performance and experience • Comparison to market pay information	• Benchmarked against both peer groups. • CEO base salary exceeded retail REIT peer group median.
Annual Cash Bonus	• Performance Based Pay
Motivate and reward achievement of the following annual performance goals:
• Increase Net Operating Income (“NOI”)
• Acquisitions
• Fee Income
• New Development
• Non-Core Dispositions
• Joint Ventures
• Overhead Expenses

• Benchmarked against both peer groups. CEO materially below median.
Long-Term Equity Incentive	• Performance Based Pay • Retention • Emphasis on Long-Term Success • Shareholder Alignment	Provide an incentive to deliver shareholder value and to achieve our long-term objectives, through awards of: • Time-vested restricted shares • Time-vested option grants	• Benchmarked against peer groups. CEO materially below median.
Retirement Benefits	• Retention	Provide competitive retirement plan benefits through pension plans, 401(k) plan and other defined contribution plans	• Benefits comparable to those of peer group.

Total Compensation

In setting compensation for our executive officers, including our Chief Executive Officer, the Committee focuses on total annual compensation.  For this purpose, total annual compensation consists of:

•	base salary,
•	cash bonus at target levels of performance, and
•	long-term equity incentive compensation.

In setting the total annual compensation of our executive officers, the Committee evaluates both market data provided by the compensation consultants and information on the performance of each executive officer for the prior year.  In order to remain competitive in the marketplace for executive talent, the target levels for the total annual compensation of our executive officers, including our Chief Executive Officer, are generally set above the median of the peer group comparisons described above.  In order to reinforce a “pay for performance” culture, targets for individual executive officers may be set above or below the median depending on the individual’s performance in prior years.  The Committee believes that setting target levels comparable to the median for our peer groups, permitting adjustments to targets based on past performance, and providing incentive compensation if they perform well, is consistent with the objectives of our compensation policies described above.  In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a “pay for performance” culture.

Annual Cash Compensation

In order to remain competitive with REITs in our peer groups, we pay our named executive officers commensurate with their experience and responsibilities.  Cash compensation is divided between base salary and annual bonus.

Base Salary.  Each of our named executive officers receives a base salary to compensate him for services performed during the year.  When determining the base salary for each of our top two executives, the Committee considers the market levels of similar positions at the peer group companies, through the data provided to them by FPL, the performance of the executive officer and the experience of the executive officer in his position.  The base salaries of our top two executives are established annually by the Committee.  Our top two executives are eligible for annual increases in their base salaries as a result of individual performance, their salaries relative to market levels of our peer group and any added responsibility since the last salary increase.  Based on the performance of our Company in 2008, no annual increase in base salary was granted to any of our top two executives.  The Committee did, however, feel that given the efforts being made by our top two executives to increase the company’s profitability in these tough economic times, no downward adjustment would be appropriate.  This is the second consecutive year that the salaries of our top two executives have not been adjusted.  Our Chief Executive Officer’s annual base salary remains at $700,000.  The median base salary of a Chief Executive Officer in our retail REIT peer group is $660,000 and in our size-based REIT peer group is $600,000.  The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table on page 21.

Annual Bonus.  The Committee’s practice is to provide a significant portion of each named executive officer’s compensation in the form of an annual cash bonus.  These annual bonuses are, for our top two executives, based 100% upon company performance objectives.  This practice is consistent with our compensation objective of supporting a performance-based environment.  Each year, the Committee sets for the named executive officers, the target bonus that may be awarded to those officers if the goals are achieved, which is based on a percentage of base salary.  For 2008, the Committee established the following corporate level goals:

Goal	% of Company Goal	% Attained	Company Portion of Bonus

Increasing Net Operating Income	40%	33.0%	13.2%
Acquisitions	5%	0%	0%
Fee Income	5%	82.0%	4.1%
New Development	30%	74.4%	22.3%
Asset Dispositions	10%	79.0%	7.9%
Joint Ventures	5%	150.0%	7.5%
Overhead Expenses	5%	100.0%	5.0%
Total Company Bonus Percentage			60.0%

For our top two executives, 2008 performance was measured against our company-wide objectives.  For all other named executive officers, 2008 performance was measured based 50% on company-wide performance and 50% on the achievement of goals for which the executive was responsible.  The Committee makes an annual determination as to the appropriate weighting between company-wide and executive specific goals based on its assessment of the appropriate balance.

Although our Chairman and our Chief Executive Officer achieved 60% of the Company level goals, because of the declining U.S. economy, our lower share price and our asset impairment charges, the Committee approved annual bonus payments for 2008 performance to our Chairman and our Chief Executive Officer of 40%, and our other named executive officers of 50% of the corporate level goals.  Based on this bonus award, our Chief Executive Officer received total bonus cash compensation of $280,000, bringing his total cash compensation to $980,000.  The average total cash compensation in 2007 for a Chief Executive Officer of our retail REIT peer group was $1,323,187 and $1,317,182 for a Chief Executive Officer of our size-based REIT peer group.

Based on the assessment by the Chief Executive Officer of the performance of our Executive Vice President and Chief Financial Officer and our Executive Vice President/Asset Management against their specific personal goals, the Committee approved payments to such officers at 100% of the individual targets.  Therefore, when considering company-wide performance and individual targets, our Executive Vice President and Chief Financial Officer and our Executive Vice President/Asset Management only received 75% of the targeted annual bonus. The annual bonuses paid to each of the named executive officers are set forth in the Summary Compensation Table.  For the purposes of disclosure in the Summary Compensation Table on page 21, the annual bonus is classified as non-equity incentive compensation because the payments are intended as an incentive for performance to occur during the year, in which the described performance targets that must be met for the bonus to be paid are communicated to the executive in advance and the outcome is substantially uncertain when the target is set.

Long-Term Equity Incentive Compensation.  We award long-term equity incentive grants to our named executive officers as part of our overall compensation package.  These awards are consistent with our policies of fostering a performance-based environment and aligning the interests of our senior management with the financial interests of our shareholders.  When determining the amount of long-term equity incentive awards to be granted to our executives, the Committee considers, among other things, the following factors:

•	our business performance;
•	the responsibilities and performance of the executive;
•	our share price performance; and
•	other market factors, including the data provided by FPL.

By using a mix of restricted stock awards and share options, subject to a five-year graded vesting, we compensate executives for long-term service to company and for sustained increase in our share performance.  The Committee divides the long-term equity incentive compensation 50/50 between restricted stock awards and share options.  The aggregate fair value of the long-term incentive awards is based on the performance-based goals described above under “Annual Bonus.”  Because these awards are part of an annual compensation program designed to establish our total compensation, equity awards from prior years were not considered when setting our awards relating to 2008 performance. The aggregate fair value of the long-term incentive awards granted in 2008 to our Chief Executive Officer is $1,300,000.  For this purpose, share options are valued based on the Black-Scholes valuation method with a floor of 10% of the current common share price on the date of grant.  The value we use for this purpose may be different from than the value we use for financial statement purposes.  Because the Committee imposed the 10% floor in the calculation for the number of share options granted, our named executive officers received fewer shares than if there had been no 10% floor.  For the past two years, we have valued an option at 10% of the value of one common share on the date of grant.  Based upon the declining U.S. economy, our lower share price and our asset impairment charges, the Committee felt that our named executive officers should receive lower long-term equity incentive award values relating to fiscal 2008 performance.  The median value of the long-term incentive awards granted to CEOs in 2007 in our retail REIT peer group was $1,426,978 and $1,569,671 in our size-based REIT peer group.

Restricted Stock Awards.  The Committee determines the number of restricted shares and the period and conditions for vesting.  Based on 2008 performance, the Committee awarded restricted stock awards for an aggregate of 107,694 common shares to our named executive officers, including, 54,852 shares to our Chief Executive Officer.  Restricted stock awards vest at a rate of 20% per year, beginning on the first anniversary of the stock grant.  For purposes of the Summary Compensation Table, restricted stock awards are classified as stock awards.  Information regarding restricted shares granted to our named executive officers in 2008 can be found below under Grants of Plan-Based Awards Table on page 23.

The named executive officers also receive dividends on restricted stock awards held by them at the same rate and on the same dates as dividends we pay to our shareholders.  Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock awards, the dividends received by our named executive officers are not included in the Summary Compensation Table on page 21.

Share Options.  The Committee administers our equity plans.  Our policies and option plans require options to be granted at an exercise price calculated as the average of the high and low stock price for the third business day after our release of earnings that next follows the meeting of the Committee.  Based on 2008 performance, the Committee awarded share options for an aggregate of 641,295 common shares to our named executive officers, including 326,633 common shares awarded to our Chief Executive Officer.  Share option awards vest at a rate of 20% per year, beginning on the first anniversary of the option grant.  Information regarding share options granted to our named executive officers in 2008 can be found below under Grants of Plan-Based Awards Table on page 23.

Additional Compensation Information

Retirement Benefits.  We maintain two funded, tax-qualified, non-contributory defined benefit pension plans that cover certain employees, including our named executive officers.  We also maintain a supplemental pension plan that provides additional retirement benefits to company officers, as to which our Chairman does not participate.  The supplemental pension plan is unfunded and non-qualified.  The benefits payable to our named executive officers under our pension plans and supplemental plan depends on years of service under the particular plan and highest monthly average earnings in the five consecutive years, during the last 10 years of employment.  For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see Pension Benefits Table on page 25.

The Committee believes that these pension plans are important parts of our compensation program.  These plans assist us in retaining our senior executives.  Additionally, these plans encourage retention because an executive’s retirement benefits increase each year his employment continues.

Other Compensation.  We provide the named executive officers with other compensation including perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of other compensation including perquisites and other personal benefits provided to the named executive officers.

The named executive officers receive vehicle allowances and related reimbursements and reimbursement of certain medical expenses.  Messrs. Richter and Hendrix are also provided tax planning services.  We also maintain other executive benefits that we consider necessary in order to offer fully competitive opportunities to our executive officers.  These include 401(k) retirement savings plans and employee stock purchase programs. Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

Severance and Change in Control Agreements.  We have entered into severance and change in control agreements with two of our named executive officers, Messrs. Hendrix and Richter, which provide severance payments under specified conditions following a change in control.  These agreements are described below under Severance and Change in Control Arrangements on page 28.  We believe that our severance agreements are consistent with those maintained by our peer REITS and are, therefore, important for attracting and retaining executives who are critical to our long-term success and competitiveness.

Policy Regarding Recoupment of Compensation.  Effective February 2009, if we are required to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct by an executive officer, applicable law permits us to recover incentive compensation from that executive officer (including profits realized from the sale of our securities).  In such a situation, the Board of Trust Managers would exercise its business judgment to determine what action it believes is appropriate.  Action may include recovery or cancellation of any bonus or incentive payments made to an executive on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results if the board determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in performance targets being achieved that would not have been achieved absent such misconduct. Prior to this, we did not have a policy in place.

Target Share Ownership Guidelines.  We believe that the financial interests of our executives should be aligned with our shareholders.  As a result, we have established a share ownership policy as follows:

•	Our Chief Executive Officer and our Chairman must own shares equal to five times their base salary.
•	Our other named executive officers must own shares equal to three times their base salary.

As of December 31, 2008, our named executive officers were in compliance with the share ownership policy.

Tax and Accounting Implications

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the deductibility on our tax return of non-performance based compensation over $1 million to any of our named executive officers.  However, compensation paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our shareholders is not subject to Section 162(m).  The Committee has adopted a performance-based plan not subject to this limitation, under which compensation may be paid following shareholder approval of performance goals pre-established by the Committee.  We did not pay any compensation during 2008 that would be subject to section 162(m).  We believe, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income.  However, to the extent compensation does not qualify for deduction under Section 162(m) or under our plan approved by shareholders to, among other things, mitigate the effects of Section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital.  We do not believe Section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder.  For these reasons, our Committee's compensation policy and practices are not directly governed by Section 162(m).  The Committee will continue to monitor the tax implications under Section 162(m) of its compensation programs and will take action it deems appropriate.

COMPENSATION COMMITTEE REPORT

In accordance with our written charter adopted by the Board of Trust Managers, the Committee oversees the compensation policies that are designed to align compensation with our overall business plan.  In discharging our oversight responsibility, the Committee has retained an independent compensation consultant to advise the Committee regarding market compensation.  The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Trust Managers that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008.

Management Development and Compensation Committee
Robert J. Cruikshank, 2008 Chairman
Stephen A. Lasher
Marc J. Shapiro

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation for the three-year period ended December 31, 2008.
Summary Compensation

Name	Year	Salary ($)	Stock Awards (1) ($)		Option Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation (2) ($)		Total ($)
Andrew M. Alexander	2008	$700,000	$477,514		$458,039		$280,000	$300,764	(3)	$19,032		$2,235,349
President and Chief	2007	700,000	337,511	(9)	376,684	(9)	509,900	905,052		30,256	(8)	2,859,403
Executive Officer	2006	675,000	202,981		235,020		531,600	672,691		33,374		2,350,666

Stanford Alexander	2008	675,000	531,012		494,277		189,000	145,491	(4)	19,251		2,054,031
Chairman	2007	675,000	168,505	(9)	176,484	(9)	393,300	78,966		22,834		1,515,089
	2006	650,000	543,992		570,393		409,500	119,959		26,883		2,320,727

Martin Debrovner (11)	2008	262,500	517,992		476,545		40,000	1,163,108	(5)	40,448	(10)	2,500,593
Vice Chairman	2007	525,000	118,501	(9)	131,789	(9)	255,000	743,764		19,115		1,793,169
	2006	500,000	381,461		407,526		262,500	837,822		21,341		2,410,650

Johnny L. Hendrix	2008	414,750	101,235		95,896		160,600	114,540	(6)	24,395		911,416
Executive Vice	2007	375,000	74,531	(9)	81,483	(9)	159,100	178,552		22,057		890,723
President/Asset	2006	330,000	49,413		54,611		141,900	149,391		20,959		746,274
Management

Stephen C. Richter	2008	436,000	104,620		99,668		168,100	148,003	(7)	26,337		982,728
Executive Vice	2007	400,000	76,137	(9)	85,289	(9)	169,700	253,609		23,957		1,008,692
President/Chief	2006	363,000	50,658		58,034		156,100	200,626		28,937		857,355
Financial Officer
________________________

(1)
Amounts calculated utilizing the provisions of SFAS No. 123R (“SFAS 123R”), “Share-based Payments.” See Note 18 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 regarding assumptions underlying valuation of equity awards. The value of the option awards reflects all options vesting in  each year including all prior year grants,  as required under SFAS 123R and as recorded in the consolidated financial statements.  The named executive officers also receive dividends on restricted stock awards held by them at the same rate and on the same dates as dividends we paid to our shareholders. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock awards, the dividends received by our named executive officers are not included in the Summary Compensation Table. The named executive officers received the following dividends on the restricted shares held by them in 2008: $90,631, $54,593, $39,210, $18,346, and $19,149, respectively.

(2)
All Other Compensation includes perquisite amounts paid on behalf of each named executive for personal usage of a company provided vehicle, reimbursement for medical expenses paid by the executive and personal tax services.

(3)
Includes an increase in account balance of $16,739 due to actuarial changes in years of service and compensation and, an increase of $15,267 due to interest earned on the Qualified Employee Cash Balance Plan.  Also includes an increase in account balance of $268,758 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(4)
Includes an increase in account balance of $65,370 due to actuarial changes in years of service and compensation and, an increase of $80,121 due to interest earned in the Weingarten Realty Retirement Plan.

(5)
Includes an increase in account balance of $104,527 due to actuarial changes in years of service and compensation and, an increase of $70,288 due to interest earned on the Weingarten Realty Retirement Plan.  Also includes an increase in account balance of $628,856 due to actuarial changes in years of service and compensation, and an increase of $359,437 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(6)
Includes an increase in account balance of $14,279 due to actuarial changes in years of service and compensation and, an increase of $9,798 due to interest earned on the Qualified Employee Cash Balance Plan.  Also includes an increase in account balance of $30,882 due to actuarial changes in years of service and compensation, and an increase of $59,581 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(7)
Includes an increase in account balance of $15,854 due to actuarial changes in years of service and compensation and, an increase of $15,734 due to interest earned on the Qualified Employee Cash Balance Plan.  Also includes an increase in account balance of $28,048 due to actuarial changes in years of service and compensation, and an increase of $88,367 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(8)	Includes $11,190 of tax gross-ups paid in 2007.
(9)	No stock or option awards were granted in 2007.
(10)	Includes $22,647 of tax gross-ups paid in 2008.
(11)	Mr. Debrovner retired from the company on June 30, 2008.

The change in pension value and non-qualified deferred compensation earnings column reflects the aggregate increase in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit plans including supplemental plans and any above-market or preferential earnings on non-qualified deferred compensation.  The aggregate increase in actuarial present value of the defined benefit plans is calculated based on the pension plan measurement dates used in the company’s audited financial statements.  The aggregate increase in pension value for each named executive is due to actuarial changes in years of service, compensation and plan changes; and interest earned on the account balance.  For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see Pension Benefits Table on page 25.

The named executive officers’ non-qualified deferred compensation balances are maintained in investment accounts similar to those available to our associates through the 401(k) plan, and therefore do not earn above-market or preferential rates.

TRUST MANAGER COMPENSATION TABLE

The following table provides compensation information for the one year period ended December 31, 2008 for each non-officer member of our Board of Trust Managers.

Trust Manager Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

James W. Crownover	$39,000	$75,382					$114,382
Robert J. Cruikshank	36,000	75,382					111,382
Melvin A. Dow	25,000	75,382					100,382
Stephen A. Lasher	34,000	75,382					109,382
Douglas W. Schnitzer	29,000	75,382					104,382
C. Park Shaper	30,000	75,382					105,382
Marc J. Shapiro	35,000	75,382					110,382
__________________________

(1)
Each non-employee trust manager receives an annual retainer fee in the amount of $25,000. The audit committee chairman received an additional $10,000 and each audit committee member received an additional $5,000.  The chairmen of all other committees received an additional $6,000 and non-employee committee members received an additional $4,000. Members of the executive and pricing committees receive no additional compensation for their services.

(2)
Each non-employee trust manager received an award on May 12, 2008 of 2,108 restricted shares valued at $35.76 per share.  Restricted shares are deferred for a minimum of five years from the date of grant.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table includes information concerning grants of plan-based awards for the one year period ended December 31, 2008.

Grants of Plan-Based Awards

								All
								Other				Grant
								Stock	All		Close	Date
								Awards:	Other	Exercise	Price	Fair
								Number	Option	or	of	Value
								of	Awards:	Base	Stock	of
		Estimated Possible Payments			Estimated Possible Payouts			Shares	Number of	Price	on	Stock
		Under Non-Equity Incentive			Under Equity Incentive			of	Securities	of	Date	And
		Plan Awards			Plan Awards			Stock	Underlying	Option	of	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Grant	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh) (2)	($)	($) (1)
Andrew M. Alexander			$525,000
	2/29/2008							21,726	217,391	$32.22	$32.11	$1,367,402

Stanford Alexander			405,000
	2/29/2008							11,251	112,578	32.22	32.11	708,122

Martin Debrovner
	2/29/2008							8,302	83,075	32.22	32.11	522,531

Johnny L. Hendrix			187,500
	2/29/2008							4,144	41,467	32.22	32.11	260,823

Stephen C. Richter			200,000
	2/29/2008							4,420	44,232	32.22	32.11	278,205

________________________

(1)
Amounts calculated utilizing the provisions of SFAS No. 123R, “Share-based Payments.” See Note 18 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 regarding assumptions underlying valuation of equity awards.

(2)	Exercise price is calculated as the average of the high and low stock price on the date of grant.

The Grants of Plan-Based Awards table sets forth information concerning grants of non-equity incentive plan awards, equity incentive plan awards and all other stock and option awards during 2008.  Estimated payouts under non-equity incentive plan awards include the target payout of the annual bonus.  The payouts were established by the board for the named executive officers on January 30, 2009.  When the targets were established and communicated to the named executive officers, no maximum payout was specified; however, amounts above the target payout may be paid if performance goals are exceeded.  Specific criteria used to determine the target was set forth above in the “Compensation Discussion and Analysis – Annual Bonus” on page 16.  Annual bonuses are to be paid in the year after the bonus was earned. Therefore, 2008 annual bonuses paid in February 2009 are included in the Summary Compensation Table on page 21.

Share and option awards granted to named executives on February 29, 2008 that have vested are classified as “All Other Stock Awards” and “All Other Option Awards” due to established performance targets had been met by December 31, 2007.  Stock and option awards granted on February 25, 2009 to the named executives for 2008 performance have been disclosed in the “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” on page 17 and are not included in the above table.  Specific criteria used to determine performance targets and stock and option awards is set forth above in the “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” on page 17.  The plans governing option awards provide that the option price per share shall not be less than 100% of the market value per common share at the grant date.  The term for any option is no more than 10 years from the date of grant.  Option awards become exercisable after one year in five equal annual installments of 20%.  Stock awards are based on the average of the high and low stock price for the third business day after our release of earnings that next follows the meeting of the management development and compensation committee. Stock awards vest after one year in five equal annual installments of 20%.

OUTSTANDING EQUITY AWARDS TABLE

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to the named executive officers as of December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Andrew M. Alexander	61,440			$18.9467	12/08/10
	70,313			21.7955	12/18/11
	58,594	19,532		24.5800	12/26/12
	91,465			30.0867	12/16/13
	56,367	14,092		39.7500	12/06/14
	64,171	42,781		37.4000	12/05/15
	52,631	78,948		47.5000	12/12/16
	4,390	6,587		45.5550	12/22/16
		217,391		32.2200	03/01/18
						36,257	$750,157

Stanford Alexander	12,503			21.7955	12/18/11
	10,416	10,418		24.5800	12/26/12
	78,992			30.0867	12/16/13
	46,764	11,691		39.7500	12/06/14
	52,138	34,760		37.4000	12/05/15
	31,578	47,369		47.5000	12/12/16
		112,578		32.2200	03/01/18
						20,873	431,862

Martin Debrovner	28,126			21.7955	12/18/11
	36,458	9,116		24.5800	12/26/12
	54,047			30.0867	12/16/13
	33,403	8,351		39.7500	12/06/14
	36,898	24,599		37.4000	12/05/15
	22,105	33,158		47.5000	12/12/16
		83,075		32.2200	03/01/18
						15,085	312,109

Johnny L. Hendrix	1,980			17.9445	05/25/10
	9,954			18.9467	12/08/10
	9,814			21.7955	12/18/11
	9,028	4,515		24.5800	12/26/12
	9,281			30.0867	12/16/13
	6,602	3,301		39.7500	12/06/14
	10,251	10,252		37.4000	12/05/15
	10,776	16,166		47.5000	12/12/16
		41,467		32.2200	03/01/18
						7,185	148,658

Stephen C. Richter	5,942			17.9445	05/25/10
	13,271			18.9467	12/08/10
	24,494			21.7955	12/18/11
	19,097	4,774		24.5800	12/26/12
	23,486			30.0867	12/16/13
	13,369	3,343		39.7500	12/06/14
	16,080	10,721		37.4000	12/05/15
	10,928	16,393		47.5000	12/12/16
		44,232		32.2200	03/01/18
						7,535	155,899
_______________________

(1)	Option awards become exercisable after one year in five equal annual installments of 20%.
(2)	Stock awards vest after one year in five equal annual installments of 20%.
(3)	The market value was determined by multiplying the number of unvested shares by the closing price of $20.69 at December 31, 2008.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information with respect to the options exercised by the named executive officers during the year ended December 31, 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Andrew M. Alexander			8,518	$152,627

Stanford Alexander	10,417	$59,169	6,305	112,315

Martin Debrovner	35,230	612,413	4,422	78,624

Johnny L. Hendrix			1,913	34,179

Stephen C. Richter			1,955	34,893

PENSION BENEFITS TABLE

The following table sets forth information with respect to retirement and deferred compensation benefits of named executive officers.

Pension Benefits

Name / Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/08 ($)	Payments During 2008 ($)

Andrew M. Alexander
Qualified Employee Retirement Plan	30	$276,279
Non-Qualified Supplemental Executive Retirement Plan	30	3,852,201

Stanford Alexander
Weingarten Realty Retirement Plan	54	1,355,522	$143,822

Martin Debrovner
Weingarten Realty Retirement Plan	40	1,245,176	108,479
Non-Qualified Supplemental Executive Retirement Plan	40	5,780,790

Johnny L. Hendrix
Qualified Employee Retirement Plan	22	180,841
Non-Qualified Supplemental Executive Retirement Plan	22	884,876

Stephen C. Richter
Qualified Employee Retirement Plan	28	283,338
Non-Qualified Supplemental Executive Retirement Plan	28	1,294,646

The Weingarten Realty Retirement Plan is a non-contributory defined benefit pension plan providing annual retirement benefits to eligible grandfathered employees in specified compensation and years of service categories, assuming retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime.  Benefits are not actuarially reduced where survivorship benefits are provided unless the participant’s spouse is more than five years younger than the plan participant.  In this case, the benefit payable is reduced to cover the costs of providing survivor benefits to the spouse.  The reduction is based on actuarial tables which consider, among other things, the participant’s age and the age of their spouse.

The non-contributory defined benefit pension plan converted to a cash balance retirement plan on April 1, 2002. A grandfathered participant will remain covered by the provisions of the plan prior to the conversion to the cash balance plan.  A grandfathered participant is any participant born prior to January 1, 1952, who was hired prior to January 1, 1997, and was an active employee on April 1, 2002.  The retirement plan pays benefits to grandfathered participants in the event of death, disability, retirement or other termination of employment after the employee meets certain vesting requirements (all grandfathered participants are 100% vested).  The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to (i) 1.5% of average monthly compensation during five consecutive years, within the last ten years, which would yield the highest average monthly compensation multiplied by years of service rendered after age 21, minus (ii) 1.5% of the monthly social security benefits in effect on the date of retirement multiplied by years of service rendered after age 21 and after July 1, 1976. Compensation for purposes of this plan is defined as wages reported for federal income tax purposes and includes contributions made under salary deferral arrangements.

The Qualified Employee Retirement Plan is a non-contributory cash balance defined benefit retirement plan that covers all employees with no age or service minimum requirement.  The cash balance plan pays benefits in the event of death (if married), retirement or termination of employment after the participant meets certain vesting requirements (generally 100% vested after three years of service).  The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to the greater of (1) the monthly benefit that is actuarial equivalent of the cash balance account, or (2) the accrued monthly benefit under the prior plan as of January 1, 2002.  The opening balance of a cash balance participant, who was an active participant in the plan on January 2, 2002 and was an active employee on April 1, 2002, is the actuarial equivalent present value of his frozen accrued benefit on January 1, 2002.  Annual additions to each participant’s account include a service credit ranging from 3-5% of compensation, depending on years of service and an interest credits based on the ten-year US Treasury Bill rate.

The plan also provides for early retirement benefits upon attaining the age of 55 and completion of at least 15 years of service.  Early retirement benefit payments may begin on the first day of the month coinciding with or following the month employment ceases.  However, the payments must begin no later than the normal retirement age.  The early retirement benefit calculation is consistent with the above normal retirement benefit calculation with the exception that the benefit is adjusted by an early commencement factor.  The accrued benefit will be reduced by 1/15th for each of the first 60 months, by 1/30th for each of the next 60 months, and by actuarial factors (assumed interest and mortality factors) for each additional month by which the annuity starting date precedes the normal retirement age.

The Non-Qualified Supplemental Executive Retirement Plan was established on September 1, 2002 as a separate and independent non-qualified supplemental retirement plan for executive officers.  This unfunded plan provides benefits in excess of the statutory limits of our non-contributory retirement plans.

The assumptions used to develop the actuarial present value of the accumulated benefit obligation to each named executive officer were determined in accordance with SFAS No. 87 (“SFAS 87”), “Employers’ Accounting for Pensions” and SFAS No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132R” as of the pension plan measurement date utilized in our audited financial statements for the year ended December 31, 2008.  See Note xx to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, for a discussion of the relevant assumptions used in calculating the accumulated benefit obligation pursuant to SFAS 87 and SFAS 158.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

We have a deferred compensation plan for eligible employees allowing them to defer portions of their current cash or shared-based compensation.  Employees may elect to defer up to 90% of base salary and annual bonus compensation, and up to 100% of restricted stock awards.  Amounts deferred are reported as compensation expense in the year service is rendered and are deposited in a grantor trust.  Cash deferrals are invested based on the employee’s investment selections from a mix of assets similar to the non-contributory cash balance retirement plan. Share-based deferrals cannot be diversified and distributions from this plan are made in the same form as the original deferral.

There are no above market or preferential earnings associated with the deferred compensation plan.

The following table sets forth information with respect to non-qualified deferred compensation benefits of the named executive officers.

Non-Qualified Deferred Compensation

Name	Executive Contributions in 2008 ($)		Registrant Contributions in 2008 ($)	Aggregate Earnings (Losses) in 2008 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/08 ($) (5)

Andrew M. Alexander	$927,972	(1)		$(481,982)		$3,412,944

Stanford Alexander				(1,186,622)		1,827,153

Martin Debrovner	300,490	(2)		(340,638)		3,219,768

Johnny L. Hendrix	139,520	(3)		(665,803)		1,957,035

Stephen C. Richter	275,162	(4)		(630,639)		1,733,890
____________________________

(1)
$24,000 of Mr. A. Alexander's contributions to the deferred compensation plan are considered part of his salary in the Summary Compensation Table.  $203,960 of Mr. Alexander’s contributions are considered as part of Non-equity Incentive Plan Compensation in the Summary Compensation Table in 2007.  $700,012 of Mr. Alexander's contributions are unvested stock awards which are expensed over a five year period.  The expense for the current fiscal year is part of Mr. Alexander’s “Stock Awards” compensation in the Summary Compensation Table.

(2)
$33,000 of Mr. Debrovner's contributions to the deferred compensation plan are considered part of his salary in the Summary Compensation Table. $267,490 of Mr. Debrovner’s contributions are unvested stock awards which have been fully expensed in the current year and are shown as part of Mr. Debrovner’s “Stock Awards” compensation in the Summary Compensation Table.

(3)
$6,000 of Mr. Hendrix's contributions to the deferred compensation plan are considered part of his salary in the Summary Compensation Table.  $133,520 of Mr. Hendrix’s contributions are unvested stock awards which are expensed over a five year period.  The expense for the current fiscal year is part of Mr. Hendrix’s “Stock Awards” compensation in the Summary Compensation Table.

(4)
$50,400 of Mr. Richter's contributions to the deferred compensation plan are considered part of his salary in the Summary Compensation Table.  $82,350 of Mr. Richter’s contributions are considered as part of Non-equity Incentive Plan Compensation in the Summary Compensation Table in 2007.  $142,412 of Mr. Richter’s contributions are unvested stock awards which are expensed over a five year period.  The expense for the current fiscal year is part of Mr. Richter’s “Stock Awards” compensation in the Summary Compensation Table.

(5)
All amounts contributed in prior years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned for the purposes of the SEC’s executive compensation disclosure rules.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Messrs. S. Alexander and A. Alexander have not entered into change in control arrangements with us.

We have, however, entered into a severance and change in control agreement with each of Messrs. Hendrix and Richter which becomes operative only upon a change in control.  Additionally, 19 Vice Presidents have also entered into the same change in control agreement with us.  A change in control is deemed to occur upon any one of five events: (1) we merge, consolidate or reorganize into or with another corporation or legal entity and we are not the surviving entity; (2) we sell or otherwise transfer 50% or more of our assets to one entity or in a series of related transactions; (3) any person or group acquires more than 25% of our then outstanding voting shares; (4) we file a report or proxy statement with the SEC disclosing that a change in control has occurred or will occur and such transaction is consummated; or (5) if, during any 12-month period, trust managers at the beginning of the 12-month period cease to constitute a majority of the trust managers.

If Mr. Hendrix, Mr. Richter or any other eligible Vice President is terminated involuntarily without cause, or terminates his employment for a good reason within one year following a change in control, he will be entitled to a lump sum severance benefit in an amount equal to (1) 2.99 times his annualized base salary as of the first date constituting a change in control or, if greater, (2) 2.99 times his highest base salary in the five fiscal years preceding the first event constituting a change in control, plus, in either case, 2.99 times his targeted bonus for the fiscal year in which the first event constituting a change in control occurs.  In addition, Mr. Hendrix, Mr. Richter or any other Vice President, as applicable, is entitled to receive an additional payment or payments to compensate him for any excise tax imposed by Section 4999 of the Code or any similar state or local taxes or any penalties or interest with respect to the tax.  Mr. Hendrix and Mr. Richter will also receive one year of employee benefits coverage substantially similar to what he received or was entitled to receive prior to the change in control.

Each executive has the right to terminate his employment for good reason upon the occurrence of the following events:

•  failure to be elected or reelected or otherwise maintained in the office or the position, or a substantially equivalent office or position, of or with us which the executive held immediately prior to a change in control, or the removal of executive as our trust manager (or any successor thereto) if the executive had been a trust manager immediately prior to the change in control;

•  material diminution in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position which the executive held immediately prior to the change in control, or a material reduction in the executive's base pay;

•  the determination by the executive in good faith that a material negative change in circumstances has occurred following a change in control, including without limitation, a material negative change in the scope of the business or other activities for which the executive was responsible immediately prior to the change in control, which has rendered the executive substantially unable to carry out, has materially hindered the executive's performance of, or has caused the executive to suffer a substantial material reduction in, any of the authorities, powers, functions, responsibilities, or duties attached to the position held by the executive immediately prior to the change in control;

•  the liquidation, dissolution, merger, consolidation or reorganization of us or transfer of all or substantially all of its business and/or assets, unless the successor or successors to which all or substantially all of our business and/or assets have been transferred assumes all of our duties and obligations so that it is reasonably likely that there will be no material breach of the agreement by us or our successor-in-interest;

•  we relocate our principal executive offices, or require the executive’s principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the change in control, or require the executive to travel away from the executive's office in the course of discharging the executive's responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the executive in any of the three full years immediately prior to the change in control without, in either case, the executive's prior written consent; and/or

•  any material breach of the change in control agreement by us or any successor thereto.

Under our equity incentive plan, in the event of death or following a change in control, all outstanding stock and option awards become fully vested. However in the event of disability or retirement, the unvested portion of outstanding stock awards shall continue uninterrupted to vest as if the employee remained in our employ, provided that (A) if the employee dies following termination of employment but prior to the full vesting of the outstanding stock awards hereunder then those awards, to the extent not already vested, shall be vested in full as of the date of death, and (B) if the employee accepts employment with a competitor of ours, as determined by the management development and compensation committee pursuant to our then existing non-competition policies, the employee shall forfeit those awards which had not already vested on the date the employee accepted employment with such competitor.  Termination of the employee's employment with us for any other reason shall result in forfeiture of the outstanding awards on the date of termination to the extent not already vested. If a death or change in control event occurred as of December 31, 2008, compensation based on the closing share price of $20.69 in the following amounts would have been due for Messrs. S. Alexander and A. Alexander: $431,862 and $750,157, respectively. For Messrs. Hendrix and Richter, please see the Severance and Change in Control Compensation Table below on page 30 for distributable amounts.

As part of “All Other Compensation,” we are required to report any payments that were made to named executives due to a change in control and any amounts accrued by us for the benefit of the named executives relating to a change in control.  There have been no payments, nor have there been any amounts accrued for the years presented in Summary of Compensation Table on 20.

SEVERANCE AND CHANGE IN CONTROL COMPENSATION TABLE

The following table quantifies compensation that would become payable under severance and change in control agreements and other arrangements if the named executive’s employment had terminated on December 31, 2008, based on our closing stock price on that date, where applicable.  Due to the factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.

Severance and Change in Control Compensation

Name	Salary (1)	Bonus (2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	Continuation of Employee Benefits (3)	Value of Unvested Option Awards (4)	Value of Unvested Stock Awards (4)	Excise Tax & Gross-Up	Total
Johnny L. Hendrix	$1,240,103	$560,625	$114,540	$28,900	$0	$148,656	$721,103	$2,813,926
Executive Vice
President/ Asset
Management

Stephen C. Richter	1,303,640	598,000	148,003	26,178	0	155,899	804,409	3,036,129
Executive Vice
President/Chief
Financial Officer
___________________________

(1)	Amount equal to 2.99 times annual base salary.
(2)	Amount equal to 2.99 times target bonus.
(3)	Amounts include the cost of continued employee benefits at least equal to the benefits provided to the executive prior to termination and assumes continued coverage for one year.
(4)
The value of the option awards and stock awards is based on our December 31, 2008 closing stock price of $20.69 per share. These benefits will vest immediately either upon a change in control event or upon the death of a plan participant.  Due to the decline in stock value as of fiscal year end, no option awards would have been exercised.

Report of the Audit Committee of the Board of Trust Managers

The audit committee is composed of four independent non-employee trust managers and operates under a written charter adopted by the board (a copy of which is available on our Web site).  The board has determined that each committee member is independent within the meaning of the applicable NYSE listing standards currently in effect.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP).  Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP.  The committee’s responsibility is to oversee and review these processes.  We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm.  The committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accountants.  We held four meetings during fiscal 2008.  The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal audit function and our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”).  We discussed with Deloitte the overall scope and plans for their audit.  We met with Deloitte, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2008 with management and Deloitte.  We also discussed with management and Deloitte the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC.  In addition, we reviewed and discussed our progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

In addition, the audit committee obtained from Deloitte a formal written statement describing all relationships between Deloitte and the company that might bear on Deloitte’s independence consistent with PCAOB Ethnics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” discussed with Deloitte any relationships that may impact their objectivity and independence, and satisfied itself as to their independence.  When considering Deloitte’s independence, we considered whether their provision of services to the company beyond those rendered in connection with their audit of our consolidated financial statements and reviews of our consolidated financial statements, including in its Quarterly Reports on Form 10-Q, was compatible with maintaining their independence.  We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to Deloitte.  The audit committee also discussed and reviewed with the independent registered public accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards (SAS) No. 114 “The Auditor’s Communication with those Charged with Governance,” SAS 99 “Consideration of Fraud in a Financial Statement Audit,” and SEC rules discussed in Final Release Nos. 33-8183 and 33-8183a.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the audit committee charter, we recommended to the Board of Trust Managers (and the board has approved) that the audited financial statements for the year ended December 31, 2008 be included in Weingarten’s Annual Report on Form 10-K.  We have selected Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates as our independent registered public accountants for the fiscal year ending December 31, 2009, and have presented the selection to the shareholders for ratification.

The undersigned members of the audit committee have furnished this report to the Board of Trust Managers.

Respectfully Submitted,

Audit Committee
James W. Crownover, 2008 Chairman
Robert J. Cruikshank
Stephen A. Lasher
C. Park Shaper

PROPOSAL TWO
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2009.  During fiscal 2008, Deloitte served as our independent registered public accounting firm and also provided certain tax and other audit related services.  Deloitte, or its predecessors, has served as our principal accounting firm for more than 30 years and is familiar with our affairs and financial procedures.

Independent Registered Public Accounting Firm Fees

The following summarizes the approximate aggregate fees billed to us for the fiscal years ended December 31, 2008 and 2007 by our principal independent registered public accountants, Deloitte.

	2008	2007
	($ in thousands)

Audit Fees (1)	$1,431.5	$1,764.0
Audit-Related Fees (2)	-	101.9
Tax Fees (3)	567.6	462.5
All Other Fees (4)	87.0	125.9

Total	$2,086.1	$2,454.3
______________________

(1)           Fees for audit services billed in 2008 and 2007 consisted of: audit of the Company's annual financial statements, attestation of the management’s assessment of internal control over financial reporting, reviews of the Company's quarterly financial statements, statutory and regulatory audits, comfort letters, consents and other services related to SEC matters.

(2)           Fees for audit-related services billed in 2007 consisted of financial accounting and reporting consultations.

(3)           Fees for tax services billed in 2008 and 2007 consisted of tax compliance and tax planning and advice.  Fees for tax compliance services totaled $411,210 and $337,420 in 2008 and 2007, respectively.  Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of federal, state and local income tax return assistance, research for technical advice regarding technical terminations and disguised sales, research for technical advice and analysis for the purpose of filing amended returns, assistance with 704(c) calculations and assistance with earnings and profits calculation and review.

Fees for tax planning and advice services totaled $156,350 and $125,050 in 2008 and 2007, respectively.  Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.  Such services consisted of tax advice related to structuring certain proposed mergers, acquisitions and disposals, tax advice related to tax incentive financing plans, tax advice related to Internal Revenue Code §1031 reverse deferred exchanges, tax advice related to an intra-group restructuring, tax advice related to IRC §4981 and excise tax, tax advice related to equity and deferred compensation plans, tax advice related to convertible debt issuance and stock buy back transactions, and tax advice related to the Texas Margins Tax.

(4)  All Other Fees billed in 2008 and 2007 consisted of valuation consultations and cost segregation services.

At its regularly scheduled and special meetings, the audit committee considers and pre-approves any audit and non-audit services to be performed by our independent accountants.  The audit committee has delegated to its chairman, an independent member of our Board of Trust Managers, the authority to grant pre-approvals of non-audit services provided that any such pre-approval by the chairman shall be reported to the audit committee at its next scheduled meeting.  However, pre-approval of non-audit services is not required if (i) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by us as non-audit services at the time of the engagement; and (iii) such services are promptly brought to the attention of the audit committee and, prior to completion of the audit, are approved by the audit committee or by one or more audit committee members who have been delegated authority to grant approvals.  During 2008 and 2007, non-audit services exceeded 5% of the total amount paid by us and were pre-approved by the audit committee.

The audit committee has considered whether the provision of these services is compatible with maintaining the independent accountants' independence and has determined that such services have not adversely affected Deloitte's independence.

Representatives of Deloitte will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

The audit committee, which has the sole authority to retain our independent registered public accountants, recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

OTHER MATTERS

As of the mailing date of this proxy statement, the Board of Trust Managers knows of no other matters to be presented at the meeting.  Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the annual meeting in the year 2010, and who wishes to have the proposal included in our proxy statement for that meeting, must deliver the proposal to our corporate secretary M. Candace DuFour, at P.O. Box 924133, Houston, Texas 77292-4133 by November 20, 2009.  All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

Any shareholder, who intends to bring business to the annual meeting in the year 2010, but not include the proposal in our proxy statement, or to nominate a person to the Board of Trust Managers, must give written notice to our corporate secretary, M. Candace DuFour, at P.O. Box 924133, Houston, Texas  77292-4133, by January 15, 2010. To nominate a trust manager before the next annual meeting, submit the nomination to us as described on page 5.

ADDITIONAL INFORMATION

Electronic Availability of Proxy Statement and Annual Report

As permitted by SEC rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet at www.proxyvote.com and under the Investor Relations section of our website at www.weingarten.com under "SEC Filings."  On March 20, 2009, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online.  If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year's proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on our website.  By opting to receive the notice of availability and accessing your proxy materials online, you will save us the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources.  Registered shareholders may elect to receive electronic proxy and annual report access or a paper notice of availability for future annual meetings by registering online at www.weingarten.com under "Investor Relations."  If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location.  Beneficial or "street name" shareholders who wish to elect one of these options may also do so under the Investor Relations section of our website at www.weingarten.com.

Reduce Duplicate Mailings

We are required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record. If you have more than one account in your name or at the same address as other shareholders, we or your broker may discontinue mailings of multiple copies.  If you wish to receive separate mailings for multiple accounts at the same address, you should mark the designated box on your proxy card.  If you are voting by telephone or the Internet and you wish to receive multiple copies, you may notify us at the address and phone number at the end of the following paragraph if you are a shareholder of record or notify your broker if you hold through a broker.

Once you have received notice from your broker or us that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent.  If you received only one copy of this proxy statement and the annual report or notice of availability of these materials and wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or annual reports or notices of availability, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.  You can notify us by sending a written request to  Weingarten Realty Investors, 2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008, Attention: Investor Relations, or by contacting us at either (800) 298-9974 or (713) 866-6000, and we will promptly deliver additional materials as requested.

WEINGARTEN REALTY

2600 CITADEL PLAZA DRIVE
SUITE 125
HOUSTON, TX 77008

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Weingarten Realty Investors in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Weingarten Realty Investors, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE VOTE THIS PROXY CARD PROMPTLY, USING ONE OF THE METHODS DESCRIBED ABOVE.

THANK YOU.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: WNGRT1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

WEINGARTEN REALTY INVESTORS

The Board of Trust Managers recommends a vote "FOR" proposals 1 and 2.

1. Election of Trust Managers.

	For All	Withhold All	For All Except
01) Stanford Alexander 02) Andrew M. Alexander 03) James W. Crownover 04) Robert J. Cruikshank 05) Melvin A. Dow 06) Stephen A. Lasher 07) Douglas W. Schnitzer 08) C. Park Shaper 09) Marc J. Shapiro	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote On Proposal

	For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as Weingarten's independent registered public accounting firm.	☐	☐	☐

Note: Please sign exactly as name(s) appear(s) on this proxy. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When executed by a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner, giving title.

In their discretion, the proxies are authorized to vote upon all other matters which may properly come before the annual meeting or any adjournments of the annual meeting.

Please vote this proxy card promptly, using one of the methods described above. Thank you.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

WNGRT2

Weingarten Realty Investors

Annual Meeting of Shareholders

May 1, 2009

This Proxy is Solicited on Behalf of the Board of Trust Managers

The shareholder of Weingarten Realty Investors, a Texas real estate investment trust, whose name and signature appear on the reverse side of this card, hereby appoints Stanford Alexander and Andrew M. Alexander, or each of them, the proxies of the shareholder, each with full power of substitution, to vote at the annual meeting, and at any adjournments of the annual meeting, all common shares of Weingarten that the shareholder is entitled to vote at the annual meeting, in the manner shown on the reverse side of this card.

The common shares represented hereby will be voted in accordance with the shareholder's directions on the reverse side of this card. If no direction is given, the shares represented by this proxy will be voted FOR proposals 1 and 2 and at the proxies' discretion, on any other matters that may properly come before the annual meeting or any adjournments thereof, subject to limitations set forth in applicable regulations under the Securities Exchange Act of 1934.

The undersigned hereby revokes any proxy previously given with respect to Weingarten's common shares, and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Please vote this proxy card promptly, using one of the methods described on the reverse side of this card. Thank you.

See reverse side